Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - April 22, 2022) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2022.
1st Quarter 2022 Summary

•Net sales of $468.3 million
•Gross profit margin of 34.3%
•Net income of $87.5 million
•2.44 million shares repurchased during the quarter
•FDM Launch for 12th and 13th OEM
•5 New Nameplate Launches for FDM bringing total nameplates to 70

    For the first quarter of 2022, the Company reported net sales of $468.3 million, compared to net sales of $483.7 million in the first quarter of 2021. For the first quarter of 2022, global light vehicle production decreased approximately 5% when compared to the first quarter of 2021. Additionally, light vehicle production in the Company's primary markets of North America, Europe and Japan/Korea, declined by 11% on a quarter over quarter basis. These declines were primarily a result of the ongoing industry-wide component shortages and global supply chain constraints. "The Company has been dealing with the impacts of component shortages and supply chain constraints since the beginning of 2021, which is why our forecast at the beginning of this year was more conservative than the original IHS Markit estimates for light vehicle production. During the first quarter of 2022, we saw estimated light vehicle production decline by over 4% since the beginning of the quarter. While the effects of the electronic component shortages improved slightly during the first quarter of this year, our concerns about the lingering impact on light vehicle production were well founded. Our first quarter 2022 sales improved sequentially from the fourth quarter of 2021, but were still below the levels suggested at the beginning of the quarter based on IHS Markit estimates and the release data from our customers. Despite the lower than planned sales levels in the first quarter, the industry backdrop and the under-production of light

Exhibit 99.1
vehicles over the last year should create the opportunity for an improving sales environment as we move throughout the rest of 2022," said President and CEO, Steve Downing.
    For the first quarter of 2022, the gross margin was 34.3%, compared to a gross margin of 37.9% for the first quarter of 2021. Gross margins were impacted in the quarter by raw material cost increases, elevated freight expenses, labor cost increases in response to a tight labor market, lower than expected sales levels, and ongoing customer order volatility. "Considering the inflationary pressures in our business right now, the gross margin was within 70 basis points of our annual guidance range for gross margin performance, despite the fact that sales for the first quarter are expected to be at the lowest level of the year. The Company is in active discussions with our customers about the inflationary aspects of our business and how to best formulate long term collaborative relationships that provide the opportunity to minimize the impact of these inflationary pressures on our business model, while preserving the ability to grow through the introduction of new, innovative products. We fully expect that these discussions will extend throughout calendar year 2022 and even into 2023,” commented Downing.
     Operating expenses during the first quarter of 2022 increased by 15% to $57.1 million, compared to operating expenses of $49.6 million in the first quarter of 2021. E,R&D expenses during the first quarter of 2022 increased 16% compared to the first quarter of 2021, primarily due to additional staffing and professional fees, related to new product development and the ongoing product re-designs necessary to mitigate electronics part shortages. On a quarter over quarter basis, S,G&A expenses were up primarily due to increases in outbound freight expenses and the return of in-person customer meetings and trade show related expenses.
    Income from operations for the first quarter of 2022 was $103.3 million, compared to income from operations of $133.7 million for the first quarter of 2021.
During the first quarter of 2022, the Company had an effective tax rate of 15.3%, which was primarily driven by the benefit of the foreign derived intangible income deduction and discrete benefits from stock-based compensation.
Net income was $87.5 million for the first quarter of 2022, compared to a net income of $113.5 million for the first quarter of 2021. The change in net income was primarily the result of the quarter over quarter changes in sales, gross margins and operating profits.

Exhibit 99.1
Earnings per diluted share for the first quarter of 2022 were $0.37, compared to earnings per diluted share of $0.46 for the first quarter of 2021.
    Automotive net sales in the first quarter of 2022 were $458.0 million, compared with $475.6 million in the first quarter of 2021. Auto-dimming mirror unit shipments decreased 7% during the quarter compared to the first quarter of 2021.
    Other net sales in the first quarter of 2022, which includes dimmable aircraft windows and fire protection products, was $10.3 million, compared to other net sales of $8.1 million in the first quarter of 2021. Fire protection sales increased by 46% for the first quarter of 2022, compared to the first quarter of 2021. Dimmable aircraft window sales decreased by 20% for the first quarter of 2022, compared to the first quarter of 2021. The Company continues to expect that dimmable aircraft window sales will be negatively impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the first quarter of 2022, the Company repurchased 2.44 million shares of its common stock at an average price of $29 per share for a total of $71.3 million. As of March 31, 2022, the Company has approximately 22.4 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic and supply constraints), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the second quarter 2022, and full years 2022 and 2023, are based on the mid-April 2022 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. Light vehicle production in these markets is expected to be flat for the second quarter of 2022, versus light vehicle production for the second quarter of 2021. For calendar year 2022, light vehicle production in these markets is forecasted to increase 9% when compared to calendar year 2021. The Company continues to expect that revenue will remain difficult to

Exhibit 99.1
forecast for the remainder of the year as a result of high levels of volatility in customer orders and vehicle production volumes, electronics supply chain constraints, the Ukraine-Russia conflict, labor shortages, and overall economic uncertainty. Second quarter 2022 and calendar years 2022 and 2023 forecasted vehicle production volumes from IHS are shown below:

Light Vehicle Production (per IHS Markit mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2022	Q2 2021	% Change	Calendar Year 2023	Calendar Year 2022	Calendar Year 2021	2023 vs 2022 % Change	2022 vs 2021 % Change
North America	3.59	3.19	13%	16.49	14.75	13.05	12%	13%
Europe	3.98	4.14	(4)%	18.31	16.49	13.02	11%	27%
Japan and Korea	2.84	2.75	3%	11.76	11.36	10.88	4%	4%
China	5.50	5.79	(5)%	26.94	24.63	24.84	9%	(1)%
Total Light Vehicle Production	15.91	15.87	—%	73.50	67.23	61.79	9%	9%

Based on this light vehicle production forecast, the Company is making no changes to its previously provided guidance for calendar year 2022 as shown in the table below.

2022 Guidance
Item	Amount
Revenue	$1.87 - $2.02 billion
Gross Margin	35% - 36%
Operating Expenses	$230 - $240 million
Tax Rate	15% - 17%
Capital Expenditures	$150 - $175 million
Depreciation & Amortization	$100 - $110 million

Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2023, the Company still expects calendar year 2023 revenue growth of approximately 15% - 20% above the 2022 revenue guidance of $1.87 - $2.02 billion.
"While we are optimistic given the sales level achieved during the first quarter and what we expect to be increased revenue levels throughout the remainder of the year, we have also seen increased levels of volatility in customer orders in recent weeks, stemming from the electronics supply chain shortages and OEM shut-downs. The Company has devoted significant resources to product re-engineering that has allowed us to maintain consistent supply to our customers and cleared the path for better revenue levels throughout 2022 and 2023. While the inflationary aspects of our business will continue to be a challenge over the next several quarters, we believe our recipe of out-growth versus the underlying

Exhibit 99.1
vehicle production market will create record sales levels that will allow us to leverage our overhead to help offset some of the cost increases we have seen recently. We believe that this combination of record level sales when combined with our consistent and disciplined capital allocation philosophy will result in excellent shareholder returns over the next several years,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated

Exhibit 99.1
litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic and supply chain constraints that have affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of April 19, 2022 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
    A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET, April 22, 2022. The dial-in number to participate in the call is 844-389-8658, passcode 9781438. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/aoo6v993. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2022	2021	% Change
North American Interior Mirrors	2,161	2,073	4%
North American Exterior Mirrors	1,461	1,493	(2)%
Total North American Mirror Units	3,623	3,566	2%
International Interior Mirrors	5,087	5,779	(12)%
International Exterior Mirrors	2,293	2,436	(6)%
Total International Mirror Units	7,380	8,215	(10)%
Total Interior Mirrors	7,248	7,852	(8)%
Total Exterior Mirrors	3,755	3,929	(4)%
Total Auto-Dimming Mirror Units	11,003	11,780	(7)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Net Sales	$468,250,776	$483,724,839

Cost of Goods Sold	307,838,816	300,424,671
Gross Profit	160,411,960	183,300,168

Engineering, Research & Development	31,974,987	27,652,081
Selling, General & Administrative	25,131,068	21,914,386
Operating Expenses	57,106,055	49,566,467

Income from Operations	103,305,905	133,733,701

Other Income	(10,494)	1,533,035
Income before Income Taxes	103,295,411	135,266,736

Provision for Income Taxes	15,766,785	21,815,866

Net Income	$87,528,626	$113,450,870

Earnings Per Share(1)
Basic	$0.37	$0.47
Diluted	$0.37	$0.46

Cash Dividends Declared per Share	$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2022	December 31, 2021
ASSETS
Cash and Cash Equivalents	$279,708,413	$262,311,670
Short-Term Investments	6,891,621	5,423,612
Accounts Receivable, net	281,461,678	249,794,906
Inventories	362,736,521	316,267,442
Other Current Assets	24,733,040	39,178,119
Total Current Assets	955,531,273	872,975,749

Plant and Equipment - Net	468,409,064	464,121,676

Goodwill	313,928,914	313,960,209
Long-Term Investments	175,824,026	207,693,147
Intangible Assets	234,229,803	239,189,627
Patents and Other Assets	32,459,405	33,450,758
Total Other Assets	756,442,148	794,293,741

Total Assets	$2,180,382,485	$2,131,391,166

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$239,223,172	$181,656,100
Other Non-current Liabilities	12,190,413	11,746,599
Shareholders' Investment	1,928,968,900	1,937,988,467
Total Liabilities & Shareholders' Investment	$2,180,382,485	$2,131,391,166